Exhibit 10(63)

AMERICAN  INTERNATIONAL  GROUP,  INC.

2009 TARP RSU  AWARD  AGREEMENT

The Compensation and Management Resources Committee of the Board of Directors of AIG, including any substitute or successor thereto (the “Committee”), has awarded you TARP Restricted Stock Units (“RSUs”), based on the Committee’s assessment of your performance.  This award agreement (this “Award Agreement”) sets forth the terms and conditions of your award (this “Award”).

1.             Status of Award; Defined Terms.  This Award is being provided to you as an employee subject to the Determination Memorandum of the Special Master, dated as of December 11, 2009 (the “Determination”).  To comply with the Determination, the Award is intended to be (a) a form of compensation which is non-transferrable for three years following grant, as described in Section IV.B.1 of the Determination; and (b) a form of incentive compensation paid in stock equivalents which is non-transferrable for one year following vesting and three years following grant, as described in Section IV.B.1.c.ii of the Determination.  In addition, in order to comply with certain requirements potentially applicable to you now or in the future under the TARP Standards for Compensation and Corporate Governance, Interim Final Rule, 31 C.F.R. Part 30 (the “Rule”), the Award is intended to be a grant of “long-term restricted stock” as defined in the Rule.  The Award shall be interpreted in accordance with these intentions.  Capitalized terms used but not otherwise defined in this Award Agreement have the meanings given in the attached Glossary of Terms.

2.             Award.  The number of RSUs subject to this Award is set forth at the end of this Award Agreement.  Each RSU constitutes an unfunded and unsecured promise of AIG to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, cash equal to the Fair Market Value of one share of Common Stock on the Payout Date as provided herein.

3.             Vesting; Payout.

(a)           Vesting.  Except as provided in this Paragraph 3 and in Paragraphs 4, 5, 6 and 7, you shall become vested in the RSUs on the second anniversary of the Date of Grant specified at the end of this Award Agreement (the “Scheduled Vesting Date”).  Except as provided in this Paragraph 3 and Paragraph 6, if your Employment terminates for any reason prior to the Scheduled Vesting Date, your rights in respect of all of your RSUs shall terminate, and no cash shall be paid in respect of such RSUs.

(b)           Payment Dates.  Subject to Paragraph 8, the RSUs shall not be payable prior to the first anniversary of the Scheduled Vesting Date (the “Initial Permitted Date”).  Unless the RSUs fail to be vested on the Scheduled Vesting Date, the RSUs shall become payable on the first date on or after the Initial Permitted Date at which:

(i)            With respect to 25% of the RSUs, AIG has repaid at least 25% of the aggregate financial assistance received under the Troubled Asset Relief Program (the “TARP”);

(ii)           With respect to an additional 25% of the RSUs (for a total of 50% of the RSUs), AIG has repaid at least 50% of the aggregate financial assistance received under the TARP;

(iii)          With respect to an additional 25% of the RSUs (for a total of 75% of the RSUs), AIG has repaid 75% of the aggregate financial assistance received under the TARP; and

(iv)          With respect to the remainder of the RSUs, AIG has repaid  100% of the aggregate financial assistance received under the TARP (such date and the payment dates set forth in clauses (i), (ii) and (iii) of this Paragraph 2(b), each a “Payout Date”).

(c)           Payout.  Except as provided in this Paragraph 3 and in Paragraphs 4, 5, 7, 8 and 9, the RSUs shall be paid on or promptly following the Payout Date, and in any case within 30 days of the Payout Date.

(d)           Death.  Notwithstanding any other provision of this Award Agreement, if you die, the condition set forth in Paragraph 3(a) shall be waived with respect to your then-unvested RSUs (such that any then-unvested outstanding RSUs shall vest) and the cash corresponding to your outstanding RSUs shall be paid to the representative of your estate promptly after the later of your death and the Payout Date.

(e)           Delay of Payment.  The Committee may, in its sole discretion, defer payment of RSUs or permit you to elect to defer payment of RSUs, in each case in a manner that conforms to the requirements of Section 409A(a)(4) of the Code.

4.             Termination of RSUs.

(a)           Except as provided in Paragraphs 3(d) and 6, your rights in respect of your outstanding unvested RSUs shall immediately terminate, and no cash shall be paid in respect of such unvested RSUs, if at any time prior to the Scheduled Vesting Date your Employment with AIG terminates for any reason, or you are otherwise no longer actively Employed by AIG.

(b)           Unless the Committee determines otherwise, and except as further provided in Paragraph 5, your rights in respect of all of your RSUs (whether or not vested) shall immediately terminate, and no cash shall be paid in respect of such RSUs, if at any time prior to the Payout Date:

(i)            you attempt to have any dispute under this Award Agreement or the Plan resolved in any manner that is not provided for by Paragraph 15; or

(ii)           any event that constitutes Cause has occurred; or

(iii)          you in any manner, directly or indirectly, (A) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with AIG or (B) interfere with or damage (or attempt to interfere with or damage) any relationship between AIG and any such Client or (C) Solicit any person who is an employee of AIG to resign from AIG or to apply for or accept employment with any Competitive Enterprise; or

(iv)          you fail to certify to AIG, in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you have failed to comply, with all of the terms and conditions of this Award Agreement as of the Payout Date.  By accepting the payment of cash under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of this Award Agreement.

(c)           Unless the Committee determines otherwise, if the Payout Date in respect of any of your outstanding RSUs occurs and you have not complied with the conditions or your obligations under Paragraph 4(b)(iv), all of your rights with respect to your outstanding RSUs shall terminate immediately.

5.             Repayment and Clawback.

(a)           If, following the payment of cash, the Committee determines that all terms and conditions of this Award Agreement in respect of such payment were not satisfied, AIG shall be entitled to receive, and you shall be obligated to pay AIG immediately upon demand therefor, the amount of cash paid with respect to the Payout Date net of any taxes withheld.

(b)           If AIG determines that this Award or any payment made pursuant to this Award was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria, then (i) the RSUs shall be forfeited or, (ii) following payment of the RSUs, AIG shall be entitled to receive, and you shall be obligated to repay to AIG immediately upon demand therefor, the amount of cash paid with respect to the Payout Date.  The repayment described in clause (ii) of this Paragraph 5(b) shall be net of any taxes withheld on the original payment to you, except to the extent that a greater repayment is required by the Rule or the Determination.  AIG will determine whether a financial statement or other performance metric criteria is materially inaccurate in accordance with the standards set forth in § 30.8 of the Rule, or any similar or successor provision applicable to AIG and in effect from time to time.

6.             Disability.

(a)           Notwithstanding any other provision of this Award Agreement, but subject to Paragraph 6(b), if you become subject to Disability, the condition set forth in Paragraph 3(a) shall be waived with respect to your then outstanding unvested RSUs (such that any then unvested outstanding RSUs shall vest) and the cash corresponding to your outstanding RSUs shall be paid to you promptly after the later of the date you become subject to Disability and the Payout Date, but all other conditions of this Award Agreement shall continue to apply.

(b)           Without limiting the application of Paragraph 3(b) or Paragraph 3(c), your rights in respect of any outstanding RSUs that become vested solely by reason of Paragraph 6(a) shall terminate, and no cash shall be paid in respect of such outstanding RSUs if, following your becoming subject to Disability and prior to the payment of cash in respect of such outstanding RSUs, you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise.

7.             Non-transferability.  Except as otherwise may be provided by the Committee, this Award (or any rights and obligations hereunder) may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution.  Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of this Paragraph 7 will be null and void and if this Award is hedged in any manner it will immediately be forfeited.  All of the terms and conditions of this Award Agreement will be binding upon any permitted successors and assigns.

8.             Withholding, Consents, Other Limits and Legends.

(a)           You shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, incurred in connection with your Award. Unless you otherwise direct, AIG will satisfy applicable tax withholdings and make applicable deductions in respect of your Award and pay cash pursuant to Paragraph 3(c) in respect of the remainder.  In the alternative, you may remit cash to AIG (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of AIG to satisfy such withholding obligation.

(b)           With respect to any Federal Insurance Contributions Act (FICA) tax or other employment taxes that may be due in respect of your Award, AIG may accelerate the payout of RSUs under this Award Agreement in order to satisfy such taxes.

(c)           Your right to receive cash pursuant to the Award is conditioned on the receipt to the reasonable satisfaction of the Committee of any required Consent that the Committee may reasonably determine to be necessary or advisable.

(d)           No Award granted under this Award Agreement will increase the amounts payable to you pursuant to AIG’s severance plans and arrangements.

9.             Section 409A.

(a)           The RSUs are intended to be paid on or promptly following the first date on which payment is permissible under both the Determination and the provisions of the Rule regarding “long-term restricted stock”, and therefore to be exempt from Section 409A under the guidance provided in the Rule and in IRS Notice 2009-92 (the “Guidance”).

(b)           To the extent that AIG determines that the payment schedule specified in Section 3(b) of this Award Agreement is not permissible under the

Guidance or Section 409A, then the Payout Date for all of the RSUs shall be the Initial Permitted Date, and all of the RSUs shall be paid on or promptly following that date.

10.          No Rights to Continued Employment.  Nothing in this Award Agreement shall be construed as giving you any right to continued Employment by AIG or affect any right that AIG may have to terminate or alter the terms and conditions of your Employment.

11.          Successors and Assigns of AIG.  The terms and conditions of this Award Agreement shall be binding upon, and shall inure to the benefit of, AIG and its successor entities.

12.          Committee Discretion.  Subject to Paragraph 13, the Committee shall have full discretion with respect to the interpretation of this Award Agreement and any actions to be taken or determinations to be made in connection with this Award Agreement (including, without limitation, whether you have become subject to Disability), and its interpretations, actions and determinations shall be final, binding and conclusive.

13.          Amendment.  The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement; provided that, notwithstanding the foregoing, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent (or the consent of your estate, if such consent is obtained after your death), and provided, further, that the Committee may not accelerate or postpone the payment of the cash due in respect of RSUs to a time other than the applicable time provided for in this Award Agreement or in accordance with Paragraph 9. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.

14.          Adjustment.  Subject to Paragraph 13, the Committee shall, in its sole discretion, equitably adjust the terms of this Award to preserve the benefits or potential benefits intended to be made available to you for any increase or decrease in the number of issued shares of Common Stock resulting from a recapitalization, spin-off, split-off, stock split, stock dividend, combination or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of AIG. Notwithstanding the foregoing, the Committee may, in its sole discretion, decline to adjust the terms of this Award if it determines that such adjustment would violate applicable law or result in adverse tax consequences to you or to AIG.

15.          Arbitration; Choice of Forum.

(a)           Any dispute, controversy or claim between AIG and you, arising out of or relating to or concerning this Award Agreement, shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by you must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This paragraph is subject to the provisions of Paragraphs 15(b) and (c) below.

(b)           AIG AND YOU HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AWARD AGREEMENT THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO PARAGRAPH 15(a) OF THIS AWARD AGREEMENT. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. AIG and you acknowledge that the forum designated by this Paragraph 15(b) has a reasonable relation to this Award Agreement and to your relationship with AIG. Notwithstanding the foregoing, nothing herein shall preclude AIG from bringing any action, suit or proceeding in any other court for the purpose of enforcing the provisions of this Paragraph 15.

(c)           The agreement by you and AIG as to forum is independent of the law that may be applied in the action, suit or proceeding and you and AIG agree to such forum even if the forum may under applicable law choose to apply non-forum law. You and AIG hereby waive, to the fullest extent permitted by applicable law, any objection which you or AIG now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Paragraph 15(b). You and AIG undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Award Agreement in any forum other than a forum described in this Paragraph 15. You and (subject to the last sentence of Paragraph 15(b)) AIG agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon you and AIG.

(d)           You irrevocably appoint the Secretary of AIG as your agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Award Agreement which is not arbitrated pursuant to the provisions of Paragraph 15(a), who shall promptly advise you of any such service of process.

(e)           You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Paragraph 15, except that you may disclose information concerning such dispute to the arbitrator or court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

(f)            You recognize and agree that prior to the grant of this Award you have no right to any benefits hereunder. Accordingly, in consideration of the receipt of this Award, you expressly waive any right to contest the amount of this Award, terms of this Award Agreement, any determination, action or omission hereunder by the Committee, or any amendment to this Award Agreement (other than an amendment to which your consent is expressly required by Paragraph 13) and you expressly waive any claim related in any way to the Award including any claim based on any promissory estoppel or other theory in connection with this Award and your Employment with AIG.

16.          Governing Law.  THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

17.          TARP Restrictions. Payments under this Award Agreement are subject to applicable regulations issued by the U.S. Department of the Treasury and applicable requirements of agreements between AIG and the U.S. government, as the same are in effect from time to time.  You may receive compensation under this Award Agreement only to the extent that it is consistent with those regulations and requirements.

18.          Headings.  The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, AMERICAN INTERNATIONAL GROUP, INC. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

AMERICAN INTERNATIONAL GROUP, INC.

By:

By:

Recipient:

Number of RSUs:

Date of Grant:

Scheduled Vesting Date:

Receipt
Acknowledged:

Address:
Street

	City,	State	Zip Code

Social Security No./Local I.D. No.

Glossary of Terms

Solely for purposes of this award of RSUs, the following terms shall have the meanings set forth below. Capitalized terms not defined in this Glossary of Terms shall have the meanings as used or defined in the Award Agreement.

“AIG” means American International Group, Inc. (or a successor entity thereof) and its consolidated subsidiaries.

“Cause” means (i) your conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) your engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Securities Exchange Act of 1934); (iii) your failure to perform your duties to AIG; (iv) your violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which AIG or any of its subsidiaries or affiliates is a member; (v) your violation of any AIG policy concerning hedging or confidential or proprietary information, or your material violation of any other AIG policy as in effect from time to time; (vi) your engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of AIG; or (vii) your engaging in any conduct detrimental to AIG. The determination as to whether “Cause” has occurred shall be made by the Committee in its sole discretion. The Committee shall also have the authority in its sole discretion to waive the consequences of the existence or occurrence of any of the events, acts or omissions constituting “Cause.”

“Client” means any client or prospective client of AIG to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or Employment by AIG.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

“Common Stock” means the common stock of AIG, par value $2.50 per share, and any other securities or property issued in exchange therefor or in lieu thereof.

“Competitive Enterprise” means a business enterprise that (i) engages in any activity, or (ii) owns or controls a significant interest in any entity that engages in any activity, that, in either case, competes anywhere with any activity in which AIG is engaged. The activities covered by the previous sentence include, without limitation, all insurance and re-insurance and insurance and re-insurance-related activities and financial services in the United States and abroad.

“Consent” means, with respect to issuance of cash or any other action pursuant to this Award Agreement, (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any other matter that the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of the action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (d) any and all consents or other documentation required by the Committee.

“Disability” means a period of medically determined physical or mental impairment that is expected to result in death or last for a period of not less than 12 months during which you qualify for income replacement benefits under AIG’s long-term disability plan for at least three months, or, if you do not participate in such a plan, a period of disability during which you are unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Employment” means your performance of services for AIG, as an employee of AIG, as determined by the Committee.

“Fair Market Value” means, with respect to a share of Common Stock on any day, the closing price of a share of Common Stock on the New York Stock Exchange on that day (or, if the New York Stock Exchange is closed on that day, on the next following day on which the Common Stock is traded on that Exchange).  If the Common Stock ceases to be listed or traded in the regular way on the New York Stock Exchange, the Fair Market Value of Common Stock shall be determined by a methodology approved by the Committee.

“Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

“Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.